Exhibit 4.22

Rider II TO THE LEASE AGREEMENT
21 October 2025
between
MAXIMA PROPCO VI B.V.
as Landlord
and
Nebius b.v.
as Tenant
with respect to
the office building
TRIPOLIS 100

TABLE OF CONTENTS

Clause		Page

1	DEFINITIONS	1
2	NUMBER OF SQUARE METERS AND RENTAL PRICE	1
3	STORAGE SPACE	2
4	MISCELLANEOUS	3

SCHEDULE

SCHEDULE 1

Drawing – storage space

THIS RIDER II dated ● 2025 and made between:

(1)

MAXIMA PROPCO VI B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated and existing under Dutch law, having its registered office (statutaire zetel) in Amsterdam and its office address at Polarisavenue 144, (2132 JX) Hoofddorp, registered with the trade register of the chamber of commerce under number 64593215 (Landlord); and

(2)

NEBIUS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated and existing under Dutch law, having its registered office (statutaire zetel) in Amsterdam and its office address at Schiphol Boulevard 165, (1118 BG) Schiphol, Amsterdam, registered with the trade register of the chamber of commerce under number 51515539 (Tenant);

Landlord and Tenant hereinafter jointly the Parties and each a Party.

BACKGROUND:

(A)	On 3 December 2024 the Landlord and the Tenant entered into a lease agreement with respect to the Leased Space (Lease);

(B)	On 1 July 2025 the Landlord and the Tenant entered into a rider to the Lease (Rider I);

(C)

The Tenant has requested to lease the larger storage space of [*] square meters LFA in the Parking Garage instead of the smaller storage space of [*] square meters LFA in the Parking Garage, and the Landlord has agreed to accommodate this additional request;

(D)

The Tenant has requested that the (larger) storage space in the Parking Garage (Storage Space) no longer be part of the Office Space, but instead be a separate part of the Leased Space, and the Landlord has agreed to accommodate this additional request;

(E)

The Tenant has requested a lower initial annual rent of the Storage Space of EUR [*] per sq. m. LFA, excluding turnover tax (instead of an initial annual rent of EUR [*] per sq. m. LFA, excluding turnover tax), and the Landlord has agreed to accommodate this additional request; and

(F)	Parties wish to lay down the following additional and/or deviating terms to the Lease and Rider I in this Rider II.

IT IS AGREED as follows:

1	DEFINITIONS
1.1	Capitalised words and expressions used but not defined in this Rider II including its recitals and the Schedules shall have the same meaning as in the Lease.
2	NUMBER OF SQUARE METERS AND RENTAL PRICE
2.1

According to clause 4.1 of Rider I, the Leased Space includes amongst others [*] sq. m. LFA Office Space. Parties wish to amend the Leased Space, and accordingly, the actual number of sq. m. LFA Office Space and Storage Space under the Lease. The Storage Space is amended from the small Storage Space to the bigger Storage Space as indicated on the drawing, attached as Schedule 1. Pursuant to this amendment the new total of sq. m. LFA Office Space will be ([*] – [*] =) [*] sq. m. LFA and the total of sq. m. LFA Storage Space will be [*] sq. m. LFA. The initial annual rent of the Storage Space is EUR [*] per sq. m. LFA, excluding turnover tax (instead of EUR [*] per sq. m. LFA, excluding turnover tax).

2.2

Since the number of sq. m. LFA Office Space in clause 2.1 of this Rider II differs from the number included in clause 4.2 of Rider I, the rental price for the Office Space will be adjusted in accordance with the number of sq. m. following from clause 2.1 of this Rider II.

2.3

Since the number of sq. m. LFA Storage Space in clause 2.1 of this Rider II differs from the number included in clause 4.2 of Rider I, the rental price for the Storage Space will be adjusted in accordance with the number of sq. m. following from clause 2.1 of this Rider II.

2.4

The adjusted rental price is as follows. In deviation from clause 4.4. of Rider I, the total annual rent for the Leased Space on the Commencement Date is EUR [*] (in words: [*]), excluding the advance payment on the supply of goods and services by or on behalf of the Landlord and excluding turnover tax.

2.5	For each payment period of [*] calendar months, the following amounts apply on the Commencement Date:

a)	the rental for the Office Space;	[*]
b)	the rental for the Storage Space;	[*]
c)	the rental for the Bike Storage;	[*]
d)	the rental for the Parking Spaces;	[*]
e)	the turnover tax payable on the rental;	[*]
f)	the advance payment on the supply of goods and services by or on behalf of the Landlord plus the applicable turnover tax;	[*]
	TOTAL	[*]

2.6

The Landlord has already sent invoices to the Tenant for the rental price for the [*] and [*] of 2025 based on the number of sq. m. LFA included in Rider I. As a result, the rental price included in the invoices is [*] including VAT to low. The Parties agree that the Landlord will include the amount aforementioned in the invoice for the first quarter of 2026.

3	STORAGE SPACE
3.1

The Landlord will install cladding around the internet cables/systems and the water meter owned by the Landlord and/or third parties located in the Storage Space in order to protect the internet cables/systems and the water meter from being damaged by the Tenant.

3.2

The Tenant will grant to the Landlord and third parties engaged by the Landlord, at all times, access to the Storage Space for inspection, maintenance, replacement and/or extension of, amongst others, the internet cables/systems and other technical installations present in the Storage Space.

4	MISCELLANEOUS

4.1

All terms and conditions of the Lease and the applicable General Conditions shall apply in so far as the Parties have not expressly added, adjusted and/or amended the provisions of the Lease and/or the General Conditions and/or Rider I in this Rider II. In case the provisions in this Rider II conflict with provisions of the Lease and/or the General Conditions and/or Rider I, the provisions of this Rider II shall prevail.

4.2	Any communication in connection with this Rider II shall be in writing and unless otherwise stated, may be given in person, by email or post at the addresses stated above.

4.3	To the extent permitted by law, no Party to this Rider II may terminate, dissolve (ontbinden) or nullify (vernietigen) this Rider II.

4.4	This Rider II may be signed in counterparts.

4.5

This Rider II is governed by Dutch law and the court of Amsterdam, the Netherlands shall have exclusive jurisdiction and each addressee to this Rider II irrevocably submits to the jurisdiction of such court.

This Rider II has been entered into on the date stated at the beginning of this Rider II.

Remainder of page intentionally left blank

Signature page(s) follow

SIgnature Page

Landlord

MAXIMA PROPCO VI b.v.

/s/ M. Kennedy		/s/ S. C. Shadbolt
By:	M. Kennedy	By:	S.C. Shadbolt
Title:	Director	Title:	Director

Tenant

NEBIUS B.V.

/s/ A.A. de Cuba
By:	A.A. de Cuba
Title:	Director

Schedule 1

Drawing – storage space